CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Vanguard Windsor Funds of our report dated November 19, 2019, relating to the financial statements and financial highlights, which appears in Vanguard Capital Value Fund's (a series of Vanguard Malvern Funds) Annual Report on Form N-CSR for the year ended September 30, 2019 and of our report dated December 13, 2019, relating to the financial statements and financial highlights, which appears in Vanguard Windsor Fund's (a series of Vanguard Windsor Funds) Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings "Financial Highlights", "Additional Information About the Funds" and "Representations and Warranties" in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania March 20, 2020